Exhibit 16.1

April 18, 2016

Securities and Exchange Commission1

00 F Street NE

Washington, DC 20549-7561

Ladies and Gentlemen:

We have read Form 6-K dated April 15, 2016, of Strata Oil and Gas, Inc. and are in agreement with the statements contained in the section entitled "The Termination of Peterson Sullivan, Certified Public Accountants." We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/S/ PETERSON SULLIVAN LLP

Seattle, Washington